Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 29, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern), relating to the consolidated financial statements of GlycoGenesys, Inc. as of and for the years ended December 31, 2004, 2003 and 2002 appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the headings “Selected Consolidated Financial Data” and “Experts” in the Prospectus.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
November 4, 2005